Exhibit 99.1

FOR IMMEDIATE RELEASE

August 27, 2015

TEGNA and CBS Renew Affiliation Agreement

10 Million Television Households Across 10 Markets Covered in New Deal

New Deal Includes Launch of CBS All Access

NEW YORK, NY and McLEAN, VA – CBS Corporation (NYSE: CBS.A and CBS) and TEGNA Inc. (NYSE: TGNA) have announced a comprehensive deal that renews station affiliation agreements for 10 TEGNA Media markets nationwide. The markets renewed cover over nine percent of the U.S. and serve more than 10 million households.

The new deal also includes TEGNA’s participation in CBS All Access, the company’s digital subscription, video on demand and Nielsen-measured live streaming service. The addition of all TEGNA CBS-affiliated stations will expand the live linear feed coverage of CBS All Access to 85 percent of U.S. households by year-end.

“TEGNA is an important and valued broadcasting partner,” said Ray Hopkins, President, Television Networks Distribution, CBS Corporation. “We are pleased that in extending this deal, our largest affiliate station group realizes the value CBS programming provides to their stations. The broad launch of CBS All Access by every TEGNA CBS-affiliated station is indicative of our strong partnership with TEGNA, which we look forward to continuing to build upon for many years to come.”

“This agreement will benefit both companies in the near and long-term,” said Dave Lougee, President, TEGNA Media. “TEGNA Media is a longtime proud partner of the CBS Television Network, and we look forward to a strong relationship for years to come.”

The agreement includes renewals for TEGNA-owned CBS affiliates: WUSA in Washington, D.C.; WTSP in Tampa, FL.; WFMY in Greensboro, NC; KTHV in Little Rock, AR; WLTX in Columbia, SC; WMAZ in Macon, GA; KREM in Spokane, WA; KHOU in Houston, TX; KENS in San Antonio, TX; and WWL in New Orleans, LA.

About CBS Corporation

CBS Corporation (NYSE: CBS.A and CBS) is a mass media company that creates and distributes industry-leading content across a variety of platforms to audiences around the world. The Company has businesses with origins that date back to the dawn of the broadcasting age as well as new ventures that operate on the leading edge of media. CBS owns the most-watched television network in the U.S. and one of the world’s largest libraries of entertainment content, making its brand — “the Eye” — one of the most recognized in business. The Company’s operations span virtually every field of media and entertainment, including cable, publishing, radio, local TV, film, and interactive and socially responsible media. CBS’s businesses include CBS Television Network, The CW (a joint venture between CBS Corporation and Warner Bros. Entertainment), CBS Television Studios, CBS Global Distribution Group (CBS Studios International and CBS Television Distribution), CBS Consumer Products, CBS Home Entertainment, CBS Interactive, CBS Films, Showtime Networks, CBS Sports Network, Pop (a joint venture between CBS Corporation and Lionsgate), Smithsonian Networks, Simon & Schuster, CBS Television Stations, CBS Radio and CBS EcoMedia. For more information, go to www.cbscorporation.com.

About TEGNA

TEGNA Inc. (NYSE: TGNA), formerly Gannett Co., Inc., is comprised of a dynamic portfolio of media and digital businesses that provide content that matters and brands that deliver. TEGNA reaches more than 90 million Americans and delivers highly relevant, useful and smart content, when and how people need it, to make the best decisions possible. TEGNA Media includes 46 television stations (including those serviced by TEGNA) and is the largest independent station group of major network affiliates in the top 25 markets, reaching approximately one-third of all television households nationwide. TEGNA Digital is comprised of Cars.com, the leading online destination for automotive consumers, CareerBuilder, a global leader in human capital solutions, and other powerful brands such as G/O Digital, Clipper and Sightline Media Group. For more information, visit www.TEGNA.com.

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For CBS media inquiries, contact:

Dana McClintock

212-975-1077

dlmcclintock@cbs.com

Kelli Raftery

818-655-1598

kelli.raftery@cbs.com

For TEGNA media inquiries, contact:

Jeremy Gaines

Vice President, Corporate Communications

703-854-6049

jmgaines@TEGNA.com

For investor inquiries, contact:

Jeffrey Heinz

Vice President, Investor Relations

703-854-6917

jheinz@TEGNA.com